EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made as of August
1, 1995 between POTOMAC ELECTRIC POWER COMPANY (the "Company") and DENNIS R. WRAASE (the "Executive").

                            RECITALS:

The Board of Directors of Potomac Electric Power Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors believes that it is particularly important to have stable, excellent management at the present time. The Board of Directors believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

The Human Resources Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into employment agreements with the Company's key management executives in order to achieve the foregoing objectives. The Executive is a key management executive of the Company and is a valuable member of the Company's management team. The Company acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs. The Executive has agreed to continue to be employed by the Company under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1. Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company, as an executive of the Company, for the period beginning August 1, 1995 and ending August 1, 2000 (the "Term of this Agreement"), according to the terms of this Agreement.

2. Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve in a senior management position with the Company. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors and Chief Executive Officer of the Company with respect to the performance of his duties.

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3.  Affiliates.  Employment by an Affiliate of the Company or a
successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term "Company" as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term "Affiliate" means the subsidiaries of Potomac Electric Power Company and other entities under common control with Potomac Electric Power Company.

4.  Compensation and Benefits.

(a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered by the
Company:

      (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the date on which this Agreement is executed.

      (ii) The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award.

If the Executive is employed by an Affiliate or a successor (as described in Section (3), the term "Board of Directors" as used in this Section 4(a) and in Section 5(a)(iii) means the Board of Directors of the Executive's employer.

(b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans, fringe benefit plans and other employee benefit plans and programs provided by the Company for its employees from time to time.

5.  Termination of Employment.

(a) If the Company terminates the Executive's employment, other than for Cause (as defined in Section 7 below), during the Term of this Agreement, the Company will pay the Executive a lump sum payment equal to the greater of (1) the present value of the Executive's annual base salary and annual cash incentive awards (computed as described below) for the balance of the Term of this Agreement (not to exceed three years), or (2) two times the Executive's annual salary and target annual incentive award as in effect at the time of termination. The lump sum payment will be computed as follows:

      (i) For purposes of this calculation, the Executive's annual base salary for the balance of the Term of the Agreement will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period preceding his termination of employment. For purposes of this calculation, the

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Executive's annual cash incentive awards for the balance of the
Term of the Agreement will be calculated at a rate equal to the highest annual incentive target award during the three-year period preceding his termination of employment. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

      (ii) The salary and incentive award for any partial year in the Term of this Agreement will be a pro-rated portion of the annual amount.

      (iii) If the Executive has not yet received an annual cash incentive award for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive's termination of employment. If the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the lump sum payment will also be increased to include an award for the year preceding the Executive's termination of employment. The incentive award for the year or portion of the year preceding the Executive's termination of employment will be determined according to clause
(i) above, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award pursuant to Section 4(a)(ii) before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

      (iv) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable Federal short-term rate in effect on the date as of which the present value is determined, as determined under Section 1274(d) of the Code, compounded monthly.

      (v) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

(b) If the Company terminates the Executive's employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

      (i) Any outstanding restricted stock that would become vested (that is, transferable and nonforfeitable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive's termination of employment (or as of the date described in the next sentence, if applicable). In addition, if the Company has agreed to award the Executive restricted stock at the end of a performance period, subject to the Company's achievement of performance goals, and the date as of which the restricted stock is to become vested falls within the Term of this Agreement, the stock will be awarded and become vested at the end of the performance period if and to the extent that the performance goals are met.

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      (ii) The Executive will be provided a supplemental
retirement benefit equal to the greater of (A) the benefit accrued by the Executive under the Company's Supplemental Benefit Plan, Executive Performance Supplemental Retirement Plan and Supplemental Executive Retirement Plan or (B) a benefit equal to the differential between (1) the amount the Executive would have been entitled to receive under the Company's General Retirement Plan and the Supplemental Benefit Plan determined as if the Executive had attained age 55 and completed 30 years of service immediately prior to the occurrence of the termination and (2) the actual benefit accrued under the Company's General Retirement Plan and the Supplemental Benefit Plan immediately prior to the occurrence of the termination. For purposes of computing Executive's Benefit under (B)(1) above, Executive's Final Average Earnings shall be increased by the average of three highest target awards under the Company's Executive Incentive Compensation Plan within the five years immediately preceding the termination. If Benefits become payable to Executive under (B) above, Executive's rights to Benefits under the Plans referenced under (A) above, will lapse. The Executive will begin receiving benefits from the Company's General Retirement Plan at the first early retirement date provided by the General Retirement Plan. The Executive will also be provided any other benefits to retirees (i.e., medical) on the same terms as any retiree who has attained age 55 and completed 30 years of service.

      (iii) The Company shall continue to pay all premium amounts with respect to the Executive's policy under the Company's split dollar insurance program for the lesser of ten (10) years from the termination date or the period of time remaining until the Executive's Roll out Qualification Date, whichever first occurs.

(c) If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under circumstances described in this subsection (c), the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive's employment other than for Cause. Subject to the provisions of this subsection (c), these benefits will be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive's base salary (except a reduction consistent and proportional with an overall reduction in management compensation, due to extraordinary business conditions, imposed on other senior executives of the Company), (ii) the Executive is not in good faith considered for incentive awards as described in Section 4(a)(ii), (iii) the Company fails to provide benefits as required by Section 4(b), (iv) the Company relocates the Executive's place of employment to a location further than 50 miles from Washington, DC, or (v) the Company demotes the Executive to a position that is not a senior management position (other than on account of the Executive's disability, as defined in Section 6 below). In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c), (2) the Executive's voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii), (iv), or (v) above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii), (iv), or (v), as the case may be, within 30 days after receiving the Executive's written

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notice.  If the Company remedies the event described in clause
(i), (ii), (iii), (iv), or (v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive's notice. Termination under the circumstances above shall be deemed an involuntary termination without Cause for purposes of non-qualified benefit plans.

6. Disability or Death. Upon the Executive's death or disability, the provisions of Sections 1, 2, 4, and 5 of this Agreement will terminate. This contract provides no additional benefits due to disability or death in addition to any death, disability and other benefit provided under the Company benefit plans in which the executive participates.

7.  Cause.  For purposes of this Agreement, the term "Cause" means
(i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or wilful failure of the Executive to perform substantially his duties and responsibilities to the Company other than an asserted responsibility which would give rise under Section 5 above to a right to terminate and have such termination considered an involuntary termination without Cause, which continues after the Executive receives notice of such refusal or failure, (iii) conduct that constitutes disloyalty to the Company, and that materially damages the property, business or reputation of the Company, or (iv) conviction of a felony involving moral turpitude.

8. This Agreement shall terminate upon the successful completion of the Term of this Agreement provided either party has given notice of such termination to the other party, which notice shall have been received by the other party at least one year prior to the end of such Term. In the event no such timely notice is given, this Agreement shall be renewed for an additional five (5) year term commencing on the day following the end of the Term of this Agreement. No additional payments are required by the termination of this Agreement. The Executive, if he has remained an employee during the Term of this Agreement and has attained a minimum of age 55 shall be considered vested in the benefits provided under the Company's Supplemental Executive Retirement Plan, Executive Performance Supplemental Retirement Plan and Supplemental Benefit Plan.

9. Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

10. Payment of Compensation and Taxes. All amounts payable under this Agreement (other than restricted stock, which will be paid according to the terms of the Company's Long-Term Incentive Plan) will be paid in cash, subject to required income and payroll tax withholdings.

11. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the

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Company's rights and obligations under this Agreement.  The
Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive.

12. Rights Under this Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

13. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chief Executive Officer. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

14. Miscellaneous. To the extent not governed by federal law, this Agreement will be construed in accordance with the law of the State of Maryland without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

WITNESS the following signatures.


POTOMAC ELECTRIC POWER COMPANY            EXECUTIVE

/s/ E. F. MITCHELL                        /s/ D. R. WRAASE
By:_______________________________        _________________________
   Chairman of the Board and Chief                 Name
       Executive Officer


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